EXHIBIT 99(f)



                          PRESS RELEASE


FOR IMMEDIATE RELEASE
FRIDAY
SEPTEMBER 30, 1994

CONTACT PERSON:     STACY DUCKETT
                    DIRECTOR, CORPORATE COMMUNICATIONS
                    (501) 688-8229

     GARY TALLEY JOINS TCBY RETAIL DIVISION AS VP OF SALES

LITTLE ROCK, AR - SEPTEMBER 23, 1994 - TCBY ENTERPRISES, INC. (NYSE:TBY) has announced that Gary Talley has joined the Company as Vice President of Sales for TCBY Specialty Products. This division of the Company is responsible for the sale and distribution of "TCBY" branded consumer packaged goods. Mr. Talley will manage the division's sales staff.

Mr. Talley has over 20 years of experience in the consumer packaged goods field. Prior to joining TCBY Specialty Products, he was Director of
Sales  and  Marketing  for  the   Special  Dairy  Products  Division   of
Mid-America  Farms   (Dairymen)  Inc.,  the   country's  largest   dairy
co-operative. His sales experience also includes positions with Lever Brothers, Inc. and Colonial Baking Company.

A Missouri native, Mr. Talley received his undergraduate degree from Southwest Missouri State University.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products, custom foodservice vehicles, and markets traditional style cup yogurt and foodservice equipment. The Company is the largest franchisor, licensor and operator of frozen yogurt stores in the world.

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